EXHIBIT NO. 23(a)



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-33520 on Form S-8, Registration Statement No. 33-5134 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 33-38349 on Form S-3, Registration Statement No. 333-69237 on Form S-3, Registration Statement No. 333-70679 on Form S-8 and Registration Statement No. 333-89685 on Form S-8 of Carolina Power & Light Company, of our report dated February 8, 2000, except for Note 2, as to which the date is March 3, 2000 appearing in this Annual Report on Form 10-K of Carolina Power & Light Company for the year ended December 31, 1999.










/s/ DELOITTE & TOUCHE LLP
Raleigh, North Carolina
March 21, 2000